Registration No. 333-

As filed with the Securities and Exchange Commission on May 12, 2000


          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                       FORM S-8

                REGISTRATION STATEMENT
                         Under
              The Securities Act of 1933

             MARSHALL & ILSLEY CORPORATION
  (Exact Name of Registrant as Specified in Charter)

          Wisconsin                        39-0968604
   (State of Incorporation)    (I.R.S. Employer Identification No.)

       770 North Water Street
        Milwaukee, Wisconsin                      53202
     (Address of Principal Executive Offices)   (Zip Code)
                    _______________

   Marshall & Ilsley Corporation 2000 Employee Stock Purchase Plan Marshall & Ilsley Corporation 2000 Executive Stock Option and
                 Restricted Stock Plan
                    _______________

                    M. A. Hatfield
             Marshall & Ilsley Corporation
                770 North Water Street
              Milwaukee, Wisconsin 53202
        (Name and address of agent for service)
                    (414) 765-7801
 (Telephone number, including area code, of agent for
                       service)
                    _______________

                       Copy to:
                  Randall J. Erickson
                 Godfrey & Kahn, S.C.
                780 North Water Street
              Milwaukee, Wisconsin 53202
                    (414) 273-3500
                    _______________

            CALCULATION OF REGISTRATION FEE


                                  Proposed       Proposed
   Title of                       Maximum        Maximum
  Securities                      Offering       Aggregate     Amount of
    to be        Amount to        Price Per      Offering    Registration
  Registered   be Registered      Unit(1)         Price         Fee (1)

 Common Stock,  6,000,000          N/A         $281,250,000     $74,250
 $1.00 par value

(1)    The registration fee was calculated pursuant  to
       Rule 457(c) and (h) under the Securities Act of 1933. The registration fee is based on the average of the high and low price per share of Marshall & Ilsley Corporation common stock on May 9, 2000 on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal on May 10, 2000 ($46.875).

                        PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents are incorporated by reference in this Registration Statement:

          (a)   The Registrant's Annual Report  on
     Form  10-K for the fiscal year ended December 31, 1999.

          (b)  The description of the Registrant's
     Common  Stock  contained in the  Registrant's
     Registration  Statement  filed  pursuant   to
     Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

     Section   180.0851   of  the  Wisconsin   Business
Corporation Law (the "WBCL") requires a corporation  to
indemnify  a  director or officer, to the  extent  such
person is successful on the merits or otherwise in  the
defense  of  a proceeding, for all reasonable  expenses
incurred in the proceeding, if such person was a  party
to  such proceeding because he or she was a director or
officer  of the corporation.  In cases where a director
or officer is not successful on the merits or otherwise
in  the  defense  of  a proceeding,  a  corporation  is
required  to  indemnify a director or  officer  against
liability  incurred by the director  or  officer  in  a
proceeding  if  such  person  was  a  party   to   such
proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

     Section 180.0858 of the WBCL provides that subject
to  certain  limitations, the mandatory indemnification
provisions  do  not  preclude any additional  right  to
indemnification  or  allowance  of  expenses   that   a
director  or  officer  may have under  a  corporation's
articles   of  incorporation  or  by-laws,  a   written
agreement between the director or officer and the corporation, or a resolution of the board of directors or the shareholders.

     Unless  otherwise  provided  in  the  articles  of
incorporation  or  by-laws,  or  by  written  agreement
between the director or officer and the corporation, an
officer or director seeking indemnification is entitled
to  indemnification if approved in any of the following
manners  as specified in Section 180.0855 of the  WBCL:
(i)  by majority vote of a disinterested quorum of  the
board  of  directors,  or if such disinterested  quorum
cannot  be  obtained, by a majority vote of a committee
of   two  or  more  disinterested  directors;  (ii)  by
independent  legal  counsel  chosen  by  a  quorum   of
disinterested directors or its committee (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

     Reasonable  expenses incurred  by  a  director  or
officer  who  is  a  party  to  a  proceeding  may   be
reimbursed  by  a  corporation,  pursuant  to   Section
180.0853  of the WBCL, at such time as the director  or
officer    furnishes   to   the
corporation written affirmation of his good faith  that
he has not breached or failed to  perform  his  duties;
and written confirmation  to repay any amounts advanced
if  it  is   determined  that  indemnification  by  the
corporation  is not required.

     Section 180.0859 of the WBCL provides that  it  is
the  public policy of the State of Wisconsin to require
or  permit  indemnification, allowance of expenses  and
insurance  to  the extent required or  permitted  under
Sections  180.0850  to 180.0858 of  the  WBCL  for  any
liability  incurred in connection with  any  proceeding
involving   a  federal  or  state  statute,   rule   or
regulation regulating the offer, sale or purchase of securities.

     As  permitted by Section 180.0858, the  Registrant
has  adopted indemnification provisions in its  by-laws
which   closely  track  the  statutory  indemnification
provisions  with  certain exceptions.   In  particular,
Section  7.1  of the Registrant's by-laws, among  other
items,  provides  that  (i)  an  individual  shall   be
indemnified  unless it is proven by  a  final  judicial
adjudication  that  indemnification is  prohibited  and
(ii)  payment or reimbursement of expenses, subject  to
certain  limitations,  will be  mandatory  rather  than
permissive.   The  Registrant has purchased  directors'
and officers' liability insurance which insures the Registrant's officers and directors against certain liabilities which may arise under the Securities Act of 1933.


Item 8.  Exhibits

      4.1 Marshall  & Ilsley Corporation 2000  Employee
          Stock Purchase Plan (incorporated herein by reference to Registrant's Proxy Statement for the 2000 Annual Meeting of Shareholders).

      4.2 Marshall  & Ilsley Corporation 2000 Executive
          Stock   Option  and  Restricted  Stock   Plan
          (incorporated   herein   by   reference    to
          Registrant's  Proxy Statement  for  the  2000
          Annual Meeting of Shareholders).

      5   Opinion  of  Godfrey & Kahn,  S.C.  regarding
          legality   of   the   Common   Stock    being
          registered.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Godfrey & Kahn, S.C., included  in
          Exhibit 5.

     24 Powers of Attorney for Directors of the Registrant.

Item 9.  Undertakings*

     The Registrant hereby undertakes:

     (a)   (1)   To file, during any period in  which
           offers   or  sales  are  being  made,  a   post-
           effective   amendment   to   this   Registration
           Statement  to  include any material  information
           with  respect  to  the plan of distribution  not
           previously   disclosed   in   the   Registration
           Statement  or  any  material  change   to   such
           information in the Registration Statement.

           (2)   That,  for the purpose of determining  any
           liability under the Securities Act of 1933  (the
           "Securities   Act"),  each  such  post-effective
           amendment   shall  be  deemed  to   be   a   new
           registration   statement   relating    to    the
           securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  (4)  That, for the purposes of determining
           any  liability  under the Securities  Act,  each
           filing   of   the  Registrant's  annual   report
           pursuant  to Section 13(a) or Section  15(d)  of
           the  Exchange  Act (and, where applicable,  each
           filing  of  an  employee benefit  plan's  annual
           report   pursuant  to  Section  15(d)   of   the
           Exchange  Act) that is incorporated by reference
           in  the  Registration Statement shall be  deemed
           to  be a new registration statement relating  to
           the   securities   offered  therein,   and   the
           offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)   (5)   Insofar  as  indemnification   for
           liabilities  arising under  the  Securities  Act
           may  be  permitted  to directors,  officers  and
           controlling  persons of the Registrant  pursuant
           to  the  provisions described in Item 6 of  this
           Registration   Statement,  or   otherwise,   the
           Registrant has been advised that in the  opinion
           of  the Securities and Exchange Commission  such
           indemnification  is  against  public  policy  as
           expressed   in  the  Securities  Act   and   is,
           therefore, unenforceable.  In the event  that  a
           claim    for   indemnification   against    such
           liabilities  (other  than  the  payment  by  the
           Registrant  of expenses incurred or  paid  by  a
           director, officer or controlling person  of  the
           Registrant  in  the successful  defense  of  any
           action, suit or proceeding) is asserted by  such
           director,  officer  or  controlling  person   in
           connection    with    the    securities    being
           registered, the Registrant will, unless  in  the
           opinion  of  its  counsel the  matter  has  been
           settled  by controlling precedent, submit  to  a
           court  of  appropriate jurisdiction the question
           whether  such indemnification by it  is  against
           public  policy  as expressed in  the  Securities
           Act   and   will  be  governed  by   the   final
           adjudication of such issue.
_________________
* Paragraphs correspond to Item 512 of Reg. S-K.

                      SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May
12, 2000.

                                 MARSHALL & ILSLEY CORPORATION
                                        (Registrant)



                              By:  /s/ J.B. Wigdale
                                   -------------------------------------
                                   J.B. Wigdale, Chairman of the Board and
                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.



/s/  J.B. Wigdale                        Date:  May 12, 2000
------------------------
J.B. Wigdale,
Chairman of the Board and a Director
(Chief Executive Officer)



/s/  G.H. Gunnlaugsson                   Date:  May 12, 2000
---------------------------
G.H. Gunnlaugsson,
Executive Vice President and a Director
(Chief Financial Officer)



/s/  P.R. Justiliano                     Date:  May 12, 2000
----------------------------
P.R. Justiliano,
Senior Vice President and Corporate Controller
(Principal Accounting Officer)



Directors:  Richard  A.  Abdoo,  Oscar  C.  Boldt,
            Wendell   F.  Bueche,  Jon  F.  Chait,   G.H.
            Gunnlaugsson,  Timothy E. Hoeksema,  Burleigh
            E.  Jacobs,  James  F. Kress,  D.J.  Kuester,
            Katharine C. Lyall, Edward L. Meyer, Jr., Don
            R. O'Hare, San W. Orr, Jr., Peter M. Platten,
            III,  Robert  A.  Schaefer, John  S.  Shiely,
            Stuart W. Tisdale, George E. Wardeberg,  J.B.
            Wigdale and Gus A. Zuehlke.


By:  /s/  M.A.  Hatfield                   Date:  May 12, 2000
     ---------------------------------
     M.A. Hatfield, As Attorney-in-Fact*

* Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

                     EXHIBIT INDEX


     Exhibits


      4.1 Marshall & Ilsley Corporation 2000 Employee
          Stock Purchase Plan (incorporated herein by reference to Registrant's Proxy Statement for the 2000 Annual Meeting of Shareholders).

      4.2 Marshall & Ilsley Corporation 2000
          Executive Stock Option and Restricted Stock
          Plan (incorporated herein by reference to Registrant's Proxy Statement for the 2000
          Annual Meeting of Shareholders).

      5 Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

     23.1 Consent of Arthur Andersen LLP

     23.2 Consent of Godfrey & Kahn, S.C.,
          included in Exhibit 5.

     24   Powers of Attorney for Directors of the
          Registrant.